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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

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     [X] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              REXENE CORPORATION
                (Name of Registrant as Specified in its Charter)

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[REXENE CORP LOGO]






                                                           CONTACT: Neil Devroy
                                                                 (972) 450-9101

                 REXENE CORPORATION ANNOUNCES "DUTCH AUCTION"
             SELF-TENDER OFFER TO PURCHASE UP TO 2,156,250 SHARES
                    AT PRICES BETWEEN $14 AND $16 PER SHARE

     DALLAS, TX - April 3, 1997 - Rexene Corporation (NYSE:RXN) announced today that its Board of Directors has authorized the purchase by the Company of up to 2,156,250 shares of its common stock (or approximately 11.5% of its outstanding shares) pursuant to a "Dutch Auction" self-tender offer. The offer is expected to commence on or about April 4, 1997. The "Dutch Auction" self-tender offer replaces the first part of a planned $85 million stock repurchase program announced by the Company on March 19, 1997. The prior open market purchase program has been discontinued following the purchase of 11,500 shares between March 24 and March 27. As previously announced, the Company plans to submit an additional $50 million part of the repurchase program for stockholder consideration at the special stockholders' meeting scheduled for April 30, 1997. The "Dutch Auction" self-tender offer does not impact the planned second part of the repurchase program.

     Under the terms of the self-tender offer, the Company will invite stockholders to tender shares at prices between $14.00 and $16.00 per share. Based upon the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the single per share price within that price range that will allow the Company to purchase up to 2,156,250 shares or such lesser number of shares as are properly tendered. The Company expects to fund the offer from the Company's existing long term credit facilities. The Company reserves the right to purchase additional shares in the offer subject to the terms of the offer. The price of the Company's common stock closed at $13.00 per share on the New York Stock Exchange on April 3, 1997.

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     Andrew J. Smith, Rexene's Chairman and CEO said, "The Board of Directors believes that, given the Company's business and prospects, the purchase of shares is an attractive investment that will benefit the Company and its remaining stockholders. The Company's offer will afford those stockholders who desire liquidity an opportunity to sell their shares at a premium to current market without the usual transaction costs associated with open market sales. We believe the "Dutch Auction" will more effectively implement the first part of our recently announced $85 million share repurchase program than our prior plan to purchase shares in the open market."

     Stockholders who tender shares in accordance with the self-tender offer may vote those shares at the Special Meeting, whether the shares have been tendered prior to, on or after the record date for the Special Meeting. Consummation of the self-tender offer will be conditioned upon, among other things, the continued availability of funds to purchase the tendered shares under the Company's long term credit facilities if there is a change of control of the Company.

     Smith Barney Inc. and Schroder Wertheim & Co. Incorporated will act as Dealer Managers and D.F. King & Co., Inc. will act as Information Agent for the offer.

     The specific terms and conditions concerning this offer will be stated in the Company's Offer to Purchase documents that will be mailed to stockholders shortly.

     Rexene Corporation, through its Rexene Products and CT Film divisions, manufactures thermoplastic resins and plastic film. Headquartered in Dallas, Texas, the Company has manufacturing facilities in Texas, Wisconsin, Georgia, Delaware, Utah and in England.


               (Information Concerning the Participants attached)




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